Exhibit 99(c)(5)

Cysive, Inc.

FAIRNESS OPINION DOCUMENTATION

September 14, 2003

BROADVIEW INTERNATIONAL LLC

Silicon Valley	New York	Boston	London

Cysive, Inc.

Fairness Opinion Documentation

Table of Contents

TAB

Fairness Opinion Letter	3
Valuation Considerations	8
Summary Explanation of Valuation Methodology	12
Valuation Analysis	20

BROADVIEW INTERNATIONAL LLC

September 14, 2003

Special Committee of the Board of Directors
Cysive, Inc.
10780 Parkridge Boulevard
Suite 400
Reston, VA 20191

Dear Members of the Special Committee:

We understand that Cysive, Inc. (“Cysive” or the “Company”), Snowbird Holdings, Inc. (“Snowbird” or the “Parent”) and Snowbird Merger Sub, a wholly-owned subsidiary of the Parent (“Merger Sub”), propose to enter into an amendment (the “Amendment”) to the Agreement and Plan of Merger dated May 30, 2003 among the parties (the “Agreement”) pursuant to which, through the merger of Merger Sub with and into the Company (the “Merger”), each share of Company Common Stock then outstanding (other than shares held by the Parent or Merger Sub) will be converted into the right to receive $3.23 in cash (the “Merger Consideration”). The terms and conditions of the above-described Merger are more fully detailed in the Agreement as amended by the Amendment.

You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

Broadview International LLC (“Broadview”) focuses on providing merger and acquisition advisory services to information technology (“IT”), communications, healthcare technology and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to the Special Committee of the Board of Directors of Cysive (the “Special Committee”) and will receive a fee from Cysive upon delivery of this opinion and upon the successful conclusion of the Merger. We also received a fee from the Company upon delivery of our May 29, 2003 opinion to the Special Committee with respect to the merger consideration contemplated by the Agreement prior to the Amendment.

Cysive, Inc. Special Committee of the Board of Directors	September 14, 2003

In rendering our opinion, we have, among other things:

1.)	reviewed a comprehensive selling process conducted by Broadview to a broad set of prospective strategic and financial buyers of the Company, as well as other expressions of interest in the Company;

2.)	discussed with the Special Committee the level of response received following the Company’s May 30, 2003 press release and subsequent proxy statement filing announcing the Company had entered into the Agreement;

3.)	reviewed the terms of the Agreement, as well as the Amendment in the form furnished to us by counsel to the Special Committee on September 12, 2003 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the amendment to be executed);

4.)	reviewed Cysive’s annual report on Form 10-K for the fiscal year ended December 31, 2002, including the audited financial statements included therein and Cysive’s quarterly report on Form 10-Q for the period ended June 30, 2003, including the unaudited financial statements included therein;

5.)	reviewed certain internal financial and operating information relating to Cysive prepared and furnished to us by Cysive management;

6.)	participated in discussions with Cysive’s management concerning the operations, business strategy, current financial performance and prospects for Cysive;

7.)	discussed with Cysive’s Special Committee its view of the strategic and financial rationale for the Merger;

8.)	reviewed the recent reported closing prices and trading activity for Company Common Stock;

Cysive, Inc. Special Committee of the Board of Directors	September 14, 2003

9.)	compared certain aspects of Cysive’s financial performance with public companies we deemed comparable;

10.)	analyzed available information, both public and private, concerning other mergers and acquisitions we believed to be comparable in whole or in part to the Merger;

11.)	reviewed available equity analyst research covering Cysive;

12.)	reviewed a liquidation analysis of the Company, dated May 29, 2003, prepared for the Special Committee by a third party and provided to us by such third party (the “Liquidation Analysis”);

13.)	discussed with Snowbird representatives their view of the strategic and financial rationale for the Merger;

14.)	assisted in negotiations and discussions related to the Merger among Cysive, the Special Committee, representatives of the Parent and their respective legal advisors; and

15.)	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Cysive. In addition, we have assumed with your permission that the current liquidation value of the Company is no higher than that reflected by the Liquidation Analysis. We have not made any independent appraisal or valuation of any of Cysive’s assets. Also, as we have discussed with the Special Committee, Company management has not prepared or endorsed any current revenue projections for Cysive and, accordingly, we have not reviewed any current management prepared or endorsed revenue projections for the Company. With respect to any financial information for the Company provided to us by Company management, we have assumed that such information was reasonably prepared, and, to the extent such information contained future estimates, that

Cysive, Inc. Special Committee of the Board of Directors	September 14, 2003

such information reflects the best available estimates of Company management with respect thereto.

We have also assumed, with your permission, that the structure of the transaction requires no external financing and that sufficient funds will be available to consummate the Merger.

Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

For purposes of this opinion, we have assumed that neither Cysive nor the Parent is currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses. We also express no opinion as to the price at which Cysive Common Stock will trade at any time. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

We understand that in assessing the various alternatives available to the Company, the Special Committee retained a third party to conduct the Liquidation Analysis. Our opinion addresses the fairness of the Merger Consideration from a financial point of view to holders of Company Common Stock, other than the Parent and its affiliates, and is not a recommendation as to which alternative transaction available to the Company, including without limitation, any potential alternative third party transaction or a liquidation of the Company, should be pursued by the Special Committee.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Special Committee in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to delivery of this opinion to the full Board of the

Cysive, Inc. Special Committee of the Board of Directors	September 14, 2003

Company and references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to holders of Company Common Stock in connection with the Merger.

Sincerely,

Broadview International LLC

Cysive, Inc. Fairness Opinion
Valuation Considerations

In reviewing the business of Cysive, Inc. (“Cysive” or the “Company”), along with the current activity within the information technology (“IT”), communications, healthcare technology and media industries, we have identified the following factors that, among others, may have a material impact on valuation.

Factors Positively Affecting The Value Of Cysive

Innovative Technology Solution — Cymbio addresses the challenges posed by the enterprise implementation of a number of new and disparate technologies over the last several years. By creating a dedicated infrastructure focused on the management of user application access, Cymbio enables an enterprise to manage device, channel and application integration in an effective, flexible and cost-effective manner. Further, through Cymbio’s patent-pending Follow-On technology, it is capable of interaction suspension, making effective management of asynchronous user sessions, long-running transactions and intermittent network access possible. As a result, Cymbio has received favorable product discussion in research published by leading firms such as AMR, Forrester, Giga and Gartner. Management believes that as the functionality of the product is further recognized in the marketplace, sales will ramp significantly.

Successful Initial Product Implementations — Cysive has successfully integrated Cymbio within 4 clients’ enterprise architectures. While not sold as a separate licensed package to date, management believes that these implementations represent validation of the strength of the Cymbio product. For example, field representatives at Philips Medical Systems are actively using the platform for more effective management of patient care, allowing them to make use of a number of different channels to capture and transmit patient information. In addition, the Cymbio solution has been well received at other large enterprises with distributed workforces, and Cysive is actively engaged in proof-of-concept testing with a number of companies for licensed sales of the product. Some of these potential clients may deploy the solution over the next 12 to 24 months.

Substantial Software Engineering Talent — Cysive management has focused on the recruitment and retention of software developers with deep programming knowledge and extensive development experience. As an indication of these efforts, the average Cysive developer maintains greater than 12 years of experience in enterprise software development, and is typically certified in Java and J2EE technologies, as well as several other platforms. Many among the core team of developers have worked together for over 10 years, and have gained substantial expertise through project work as part of the Company’s legacy software development services business. Management believes that this collective experience will prove to be a significant competitive advantage in the development of future products.

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Extensive Cash Resources And Strong Balance Sheet — Cysive management has maintained a consistent focus on managing cash resources while continuing to pursue sales of the Company’s product. As a result, while the Company believes the market for its products will be challenging in the near-term, Cysive maintains substantial capital resources available for execution of current and future business strategy. Consistent with this focus, management has also taken steps to reduce business costs, as demonstrated by a restructuring of the business in August 2002 that substantially reduced operating expenses and lease obligations, as well as a subsequent restructuring of the business in August 2003, again substantially reducing operating expenses. In addition, as of June 30, 2003, the Company had $124.7 million in cash and other liquid assets and $0.0 million in debt on its balance sheet. Management believes that the strength of the Company’s balance sheet provides the business with sufficient capital to execute effectively its business plan.

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Factors Negatively Affecting The Value Of Cysive

Lack Of Revenue Traction And Nascent Market Demand — While Cymbio has been implemented to date, these implementations were part of broader services and systems integration efforts under Cysive’s legacy services business and, while the Company’s sales efforts over the last 12 months have resulted in a number of promising customer opportunities, Cysive has yet to achieve a single licensed product sale. Management attributes this lack of customer traction to a lengthy sales cycle, a requirement for a substantial capital commitment on the part of the customer and a generally difficult market for enterprise software sales. In addition, a number of potential customers have indicated that the Cymbio technology is not a current enterprise need. While one third-party financial analyst projects that the Company will achieve $6.3 million in revenue in 2004, the current lack of sales traction (as evidenced by Cysive’s June 30, 2003 quarter revenue of $55,489) and limited market demand makes the prospect for near-term sales growth challenging, and provides no indication that future sales will materialize.

History Of Substantial Losses — Cysive management has invested a significant amount of capital in the development of the Cymbio product and associated sales efforts over the last several years. Compounded by a lack of Cymbio product sales, these efforts have resulted in significant losses. Since 2000, the Company has incurred a total of $39.6 million in operating cash losses, with $16.0 million of that total occurring in 2002 alone. Although management has taken steps to reduce expenses and is hopeful that Cymbio sales will partially offset losses in the near-term, management expects the Company to continue to incur substantial losses for the foreseeable future. Further, should expected product sales not materialize, these losses will likely reduce the Company’s cash resources substantially.

Significant Competitive Threat — Cysive faces competition from several different categories of enterprise software vendors, many of whom have significantly greater marketing, distribution, financial and technological resources than the Company. Cysive’s primary competitors include application integration technology vendors such as BEA Systems, IBM, Microsoft Corporation and TIBCO Software, as well as wireless and remote access technology vendors such as 724 Solutions, Aether Systems, Citrix Systems and Extended Systems. While Cysive management believes that Cymbio offers the most compelling solution to address the business challenges posed by a multi-application, multi-device environment, a number of the Company’s competitors offer or are in development of products that address similar customer needs. Further, the solutions provided by the Company’s competitors are often components of a broader enterprise offering, forcing the Company to compete against a suite solution sale. Should Cysive not be able to develop a customer base and a differentiated market brand, competition may hinder the Company’s ability to compete successfully in the marketplace.

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Company In Transition — Prior to Cysive’s current focus on licensed software, the Company historically derived revenue from custom software and services solutions. In response to a perceived emerging market need, management began focusing on the development of Cymbio in the second half of 2000, and launched the product in conjunction with a transition to a licensed software business model in October 2001. Since that time the Company has largely eliminated its legacy services infrastructure, re-branded the business in the marketplace and restructured its sales effort. In addition, the Company has undergone two restructurings, the first in August 2002 and the second in August 2003. While management believes that Cymbio will begin to realize its potential over the next several quarters, the product remains largely unproven in the marketplace, and there is no guarantee that it will ever achieve widespread customer adoption or that the Company’s current business objectives can be achieved.

Low Trading Volume And Limited Liquidity — Shares of Cysive have historically been thinly traded, limiting the liquidity of the Company’s public equity. Over the last 6 months, for example, the average daily trading volume was approximately 98,719 shares, with daily volumes reaching as low as 800 total shares traded. In addition, Cysive receives little analyst coverage, with only one equity analyst publishing a report on the security in 2003, and a number of others discontinuing coverage in late 2002. This lack of up-to-date analyst coverage may make it difficult for potential investors to understand fully the business fundamentals and value drivers of the Company. This limited liquidity, combined with lack of analyst coverage, may make it difficult for Cysive to garner institutional interest and build public shareholder value, particularly in the near-term.

Dependence On Key Personnel — The future success of Cysive will depend upon the continued service of key officers at the Company, particularly Nelson Carbonell, Jr., President and Chief Executive Officer. Additionally, key development, marketing and sales personnel would be difficult to replace. The loss of key management could substantially impair the Company’s ability to execute successfully on its business plan.

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Cysive, Inc. Fairness Opinion
Summary Explanation of
Valuation Methodology

The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview International LLC (“Broadview”) in valuing Cysive, Inc. (“Cysive” or the “Company”) in conjunction with rendering its fairness opinion regarding the merger with Snowbird Holdings, Inc. (“Snowbird” or the “Parent”). Broadview employed analyses based on: (1) historical stock price performance, (2) public company comparables, (3) transaction comparables, (4) transaction premiums paid and (5) a third party Liquidation Analysis.

Cysive Stock Performance Analysis — For comparative purposes, Broadview examined the following:

1)	Cysive Common Stock weekly historical volume and closing prices from October 15, 1999 initial public offering through September 12, 2003;

2)	Cysive Common Stock daily historical volume and closing prices from September 12, 2002 through September 12, 2003; and

3)	Daily closing prices for an index of the public companies deemed comparable to Cysive relative to Cysive and the NASDAQ Composite from September 12, 2002 through September 12, 2003.

Public Company Comparables Analysis — Ratios of a company’s common stock share price and Equity Market Capitalization (“EMC”), adjusted for cash and debt when appropriate, to selected operating and balance sheet metrics indicate the value public equity markets place on companies in a particular market segment. A select group of companies are comparable to Cysive based on market focus, business model and size. Broadview reviewed seven public company comparables in the Enterprise Application Integration and Mobile Middleware industry with Trailing Twelve Month (“TTM”) Revenue less than $50 million and five public company comparables in the Enterprise Software industry with TTM Revenue less than $20 million and Net Cash (defined as cash minus debt) greater than $10 million, from a financial point of view, including each company’s: TTM Revenue; TTM Revenue Growth; Last Quarter Annualized (“LQA”) Revenue; EMC; Net Cash; Tangible Book Value; Total Market Capitalization (“TMC” defined as EMC minus Net Cash); TMC/TTM Revenue (“TTM TMC/R”) ratio; TMC/LQA Revenue (“TMC/LQA Revenue”) ratio; EMC/Net Cash (“EMC/Net Cash”) ratio; and EMC/Tangible Book Value (“EMC/Tangible Book Value”) ratio. Analyses based on forward projections are excluded due to lack of Cysive management revenue projections and limited analyst coverage of public company comparables. The public

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company comparables were selected from the Broadview Barometer, a proprietary database of publicly traded information technology (“IT”), communications, healthcare technology and media companies maintained by Broadview and broken down by industry segment.

In order of descending TTM TMC/R, the Enterprise Application Integration and Mobile Middleware public company comparables consist of:

1)	Semotus Solutions, Inc.;

2)	Pumatech, Inc.;

3)	Extended Systems, Inc.;

4)	NEON Systems, Inc.;

5)	Jacada Ltd.;

6)	Attunity Ltd.; and

7)	724 Solutions Inc.

In order of descending EMC/Net Cash, the Enterprise Software public company comparables consist of:

1)	FalconStor Software, Inc.;

2)	BackWeb Technologies Ltd.;

3)	Click Commerce, Inc.;

4)	Versata, Inc.; and

5)	Firepond, Inc.

The Enterprise Application Integration and Mobile Middleware comparables exhibit the following medians and ranges for the applicable multiples, reflected as Not Meaningful (“NM”) where TMC is negative:

Median
	Multiple	Range of Multiples

TTM TMC/R	1.29x	NM	-	9.86x
TMC/LQA Revenue	1.37x	NM	-	14.53x
EMC/Net Cash	3.90x	0.72x	-	24.51x
EMC/Tangible Book Value	7.51x	0.93x	-	14.01x

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The Enterprise Software comparables exhibit the following medians and ranges for the applicable multiples, reflected as NM where TMC is negative:

Median
	Multiple	Range of Multiples

TTM TMC/R	0.22x	NM	-	19.70x
TMC/LQA Revenue	0.17x	NM	-	16.90x
EMC/Net Cash	1.28x	0.56x	-	7.26x
EMC/Tangible Book Value	1.89x	0.72x	-	6.49x

The Enterprise Application Integration and Mobile Middleware comparables imply the following medians and ranges for per share value, reflected as NM where TMC is negative:

	Median
	Implied Value	Range of Implied Values

TTM TMC/R	$3.77	NM	-	$3.85
TMC/LQA Revenue	$3.77	NM	-	$3.86
EMC/Net Cash	$14.68	$2.70	-	$92.20
EMC/Tangible Book Value	$27.98	$3.45	-	$52.20

The Enterprise Software comparables imply the following medians and ranges for per share value, reflected as NM where TMC is negative:

	Median
	Implied Value	Range of Implied Values

TTM TMC/R	$3.76	NM	-	$3.94
TMC/LQA Revenue	$3.76	NM	-	$3.88
EMC/Net Cash	$4.82	$2.09	-	$27.29
EMC/Tangible Book Value	$7.04	$2.67	-	$24.18

Transaction Comparables Analysis — Ratios of Equity Purchase Price (“Equity Price”), adjusted for the seller’s cash and debt when appropriate, to selected historical operating and balance sheet metrics indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. A select group of companies involved in recent transactions are comparable to the Company based on market focus, business model and size. Broadview reviewed six comparable merger and acquisition (“M&A”) transactions which were announced from January 1, 2002 through September 12, 2003 involving North American sellers in the Enterprise Application Integration and Mobile Middleware industry with TTM revenue less than $75 million, from a financial point of view, including each transaction’s: Equity Price; Adjusted Price (Equity Price plus debt minus cash); Seller TTM Revenue; Seller Tangible Book Value; Adjusted Price/TTM Revenue (“Adjusted P/R”) ratio; and Equity Price/Tangible Book

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Value (“P/Tangible Book Value”) ratio. Transactions were selected from Broadview’s proprietary database of published and confidential M&A transactions in the IT, communications, healthcare technology and media industries.

In order of descending Adjusted P/R multiple, the transactions used are the acquisition of:

1)	ViaFone, Inc. by Extended Systems, Inc.;

2)	Talarian Corporation by TIBCO Software Inc.;

3)	SilverStream Software, Inc. by Novell, Inc.;

4)	Confidential by Confidential;

5)	SignalSoft Corporation by Openwave Systems Inc.; and

6)	AvantGo, Inc. by Sybase, Inc.

These comparables exhibit the following median and ranges for the applicable multiple:

	Median Multiple	Range of Multiples

Adjusted P/R	1.46x	0.12x	—	5.09x
P/Tangible Book Value	1.78x	0.96x	—	2.19x

These comparables imply the following median and ranges for the per share value of the Company:

	Median Implied
	Value	Range of Implied Values

Adjusted P/R	$3.77	$3.76	—	$3.81
P/Tangible Book Value	$6.63	$3.58	—	$8.16

Transaction Premiums Paid Analysis — Premiums paid above the seller’s stock price indicate the additional value, when compared to public shareholders, that strategic and financial acquirers are willing to pay for companies in a particular market segment. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer’s last reported closing price (on the appropriate exchange) prior to announcement. The seller’s stock price one trading day prior to announcement is calculated using the seller’s last reported closing price (on the appropriate exchange) prior to announcement. The seller’s stock price twenty trading days prior to announcement is calculated using the seller’s closing price (on the appropriate exchange) on the first day of that period which: (1) consists of twenty consecutive days during which the appropriate exchange conducts trading activity, and (2) ends on the day of the last reported closing price prior to announcement.

Broadview reviewed 59 comparable M&A transactions involving public North American Software Sellers, excluding equity investments, divestitures and mergers of equals, from January 1, 2001 to September 12, 2003 with equity consideration between $25 million and $250 million. Transactions were selected from Broadview’s proprietary database of

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published and confidential M&A transactions in the IT, communications, healthcare technology and media industries. In order of descending premium paid to seller’s equity market capitalization 20 trading days prior to the date of announcement, the transactions used were the acquisition of:

1)	Credit Management Solutions, Inc. by The First American Corporation;

2)	Starbase Corporation by Borland Software Corporation;

3)	Caminus Corporation by Sungard Data Systems, Inc.;

4)	INTERLINQ Software Corporation by John H. Harland Company (Harland Financial Solutions, Inc.);

5)	eBenX, Inc. by SHPS, Inc.;

6)	eshare communications, Inc. by divine, inc.;

7)	Liquent, Inc. by Information Holdings Inc.;

8)	NetGenesis Corp. by SPSS Inc.;

9)	Eprise Corporation by divine, inc.;

10)	NetSpeak Corporation by Adir Technologies, Inc.;

11)	Applied Terravision Systems, Inc. by COGNICASE Inc.;

12)	Landmark Systems Corporation by Allen Systems Group, Inc.;

13)	Crosskeys Systems Corporation by Orchestream Holdings plc;

14)	Fourth Shift Corporation by AremisSoft Corporation;

15)	Talarian Corporation by TIBCO Software, Inc.;

16)	Extensity, Inc. by Geac Computer Corporation, Ltd.;

17)	Numerical Technologies, Inc. by Synopsys, Inc.;

18)	CrossWorlds Software, Inc. by International Business Machines Corporation;

19)	Innoveda, Inc. by Mentor Graphics Corporation;

20)	SignalSoft Corporation by Openwave Systems, Inc.;

21)	Ecometry Corporation by SG Merger Corporation;

22)	Mercator Software, Inc. by Ascential Software Corporation;

23)	SilverStream Software, Inc. by Novell, Inc.;

24)	Sequoia Software Corporation by Citrix Systems, Inc.;

25)	Ezenet Corp. by COGNICASE Inc.;

26)	Prophet 21, Inc. by Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.;

27)	Lightspan, Inc. by PLATO Learning, Inc.;

28)	Mechanical Dynamics, Inc. by MSC.Software Corporation;

29)	Genomica Corporation by Exelixis, Inc.;

30)	Mediaplex, Inc. by ValueClick, Inc.;

31)	AvantGo, Inc. by Sybase, Inc.;

32)	Brio Software, Inc. by Hyperion Solutions Corporation;

33)	Interact Commerce Corporation by Sage Group plc;

34)	ONTRACK Data International, Inc. by Kroll, Inc.;

35)	Infinium Software, Inc. by SSA Global Technologies, Inc.;

36)	SoftQuad Software, Ltd. by Corel Corporation;

37)	Vicinity Corporation by Microsoft Corporation;

38)	InfoInterActive Inc. by AOL Time Warner Inc.;

39)	EXE Technologies, Inc. by SSA Global Technologies, Inc.;

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40)	Deltek Systems, Inc. by deLaski Family (Management Buyout);

41)	H.T.E., Inc. by SunGard Data Systems, Inc.;

42)	Elite Information Group, Inc. by The Thomson Corporation;

43)	MessageMedia, Inc. by DoubleClick, Inc.;

44)	Timberline Software Corporation by Sage Group plc (Best Software);

45)	Comshare, Incorporated by Geac Computer Corp Ltd.;

46)	Made2Manage Systems Inc. by Battery Ventures VI, L.P. (Batter Ventures Holding Company, Inc.);

47)	iManage, Inc. by Interwoven, Inc.;

48)	Eagle Point Software Corporation by JB Acquisitions LLC;

49)	Corel Corporation by Vector Capital Corporation;

50)	Pinnacor Inc. by Marketwarch.com, Inc.;

51)	Ross Systems, Inc. by chinadotcom corporation (CDC Software Holdings Inc.);

52)	Virage, Inc. by Autonomy Corporation plc;

53)	Triple G Systems Group, Inc. by General Electric Company (General Electric Medical Systems Information Technologies);

54)	Momentum Business Applications, Inc. by PeopleSoft, Inc.;

55)	Prime Response, Inc. by Chordiant Software, Inc.;

56)	Open Market, Inc. by divine, inc.;

57)	FrontStep, Inc. by Mapics, Inc.;

58)	Delano Technology Corporation by divine, inc.; and

59)	MGI Software Corp. by Roxio, Inc.

These comparables exhibit the following medians and ranges for the applicable premiums (discounts):

	Median Premium	Range of Premiums

Premium Paid to Seller’s	40.4%	(7.5%)	—	260.0%
Stock Price 1 Trading Day
Prior to Announcement
Premium Paid to Seller’s	62.5%	(14.4%)	—	433.2%
Stock Price 20 Trading Days
Prior to Announcement

These comparables imply the following medians and ranges for per share value:

	Median Implied
	Value	Range of Implied Values

Premium Paid to Seller’s	$4.42	$2.91	—	$11.34
Stock Price 1 Trading Day
Prior to Announcement

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	Median Implied
	Value	Range of Implied Values

Premium Paid to Seller’s	$5.09	$2.68	—	$16.69
Stock Price 20 Trading Days
Prior to Announcement

In addition, Broadview reviewed the premium paid in the Merger to Cysive’s closing share price immediately prior to the Company’s May 13, 2003 press release indicating that the Company had retained Broadview to explore its strategic alternatives. The premium paid to that closing share price was 13.3%.

Liquidation Analysis — Broadview considered the per share liquidation value if Cysive were to commence liquidation on May 29, 2003 based upon a Liquidation Analysis, which was prepared for the Special Committee by a third party. Assuming a total liquidation value of $104.4 million, as discussed in the Liquidation Analysis, Broadview derived a cash per fully diluted share value that would be distributed to Cysive shareholders in the event of liquidation. Diluted shares outstanding were calculated using the Treasury Method and assumes, per Cysive’s legal counsel, that all vested and unvested options accelerate upon liquidation. Based on the Liquidation Analysis and Broadview estimates of fully diluted shares outstanding, if Cysive were to commence liquidation on May 29, 2003, the per share liquidation value would be $3.15. With your permission, we have assumed the current total liquidation value is no higher than that reflected by the Liquidation Analysis dated May 29, 2003.

Discounted Cash Flow Valuation Analysis — While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. Given that Cysive’s current business model has never been cash flow positive and management is uncertain in estimating both the future cash flows and a sustainable long-term growth rate for the Company, Broadview considered a discounted cash flow analysis inappropriate for valuing Cysive.

Evaluation of the Market for the Company — After its retention by the Company, on December 4, 2002, Broadview solicited interest from a broad set of prospective strategic and financial buyers of the Company, and evaluated the available opportunities for selling the Company to those prospective buyers in order to attempt to maximize value for shareholders. On May 13, 2003, Cysive issued a press release announcing that the Company had retained Broadview to consider strategic alternatives and on May 30, 2003, Cysive issued a press release announcing that the Company had entered into an agreement with Snowbird Holdings for the sale of the Company at $3.22 per share. In our view, the fair market value of a company is best established by the price that a willing buyer will pay to a willing seller in a comprehensive competitive selling process. We believe that the solicitations of interest by Broadview, press releases by the Company and other factors resulted in a general awareness within the marketplace that Cysive was pursuing strategic alternatives. Specifically, between December 4, 2002 and May 30, 2003, Broadview approached:

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1.	Strategic Buyers: Broadview marketed the Company to an extensive set of potential buyers that participate in the enterprise infrastructure software markets. These potential buyers provided negative feedback about the strategic and financial value of the business, citing, among other reasons, Cysive’s lack of revenue traction, limited customer validation of the Company’s product, similar in-house development efforts, lack of near-term enterprise need and alternative areas of acquisition focus.

2.	Financial Buyers: Broadview marketed the Company to a range of financial buyers that have previously expressed interest in evaluating acquisitions of public software companies. Most of these potential buyers did not make any offer and no potential buyers made an offer that, in Broadview’s view, reflected a sufficiently thorough investigation of the Company.

Following its comprehensive sales process, Broadview recognized that there may possibly have been a potential buyer that had not yet been identified. However, the terms of the Merger Agreement with Snowbird Holdings permitted the Company to entertain offers from alternative buyers and to complete a transaction with an alternative buyer that made a superior offer. The Company did receive expressions of interest from third parties subsequent to the May 30, 2003 press release and pursued negotiations where appropriate. However, no definitive agreement has resulted with any such parties. The Merger Agreement, as amended, continues to permit the Company to entertain superior offers.

Summary of Valuation Analyses — Taken together, the information and analyses employed by Broadview lead to Broadview’s overall opinion that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

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Cysive, Inc.
Fairness Opinion
Valuation Analysis

Prepared For: Cysive, Inc.
Special Committee of the Board of Directors

Prepared By: Broadview International LLC

September 14, 2003

BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Fairness Opinion

Valuation Analysis

Table of Contents

TAB

Transaction Summary	A
Transaction Description and Consideration Value
Valuation Analysis	B
Offer Analysis
Valuation Summary
Graphical Valuation Summary
Cysive Stock Performance Analyses	C
Cysive Weekly Trading History Since IPO
Cysive 1-Year Daily Trading History
Index of Public Company Comparables vs. Cysive and the NASDAQ Composite
Cysive Public Comparable Analyses	D
Public Company Comparables Summary
Public Company Comparables Descriptions
M&A Transaction Comparables/ Premiums Paid Analyses	E
Selected M&A Transaction Comparables Analysis
Public Seller Premium Analysis

BROADVIEW INTERNATIONAL LLC

Transaction Description and Consideration Value

     Transaction Description

We understand that Cysive, Inc. (“Cysive” or the “Company”), Snowbird Holdings, Inc. (“Snowbird” or the “Parent”) and Snowbird Merger Sub, a wholly-owned subsidiary of the Parent (“Merger Sub”), propose to enter into an amendment (the “Amendment”) to the Agreement and Plan of Merger dated May 30, 2003 among the parties (the “Agreement”) pursuant to which, through the merger of Merger Sub with and into the Company (the “Merger”), each share of Company Common Stock then outstanding (other than shares held by the Parent or Merger Sub) will be converted into the right to receive $3.23 in cash (the “Merger Consideration”).

The terms and conditions of the above-described Merger are more fully detailed in the Agreement as amended by the Amendment.

     Consideration Value

     ($ Thousands Except Per Share Data)

Common Stock Outstanding (1):	29,129
Common Stock Equivalents (2):	4,011

Fully Diluted Shares Outstanding:	33,140

Merger Consideration Per Fully Diluted Cysive, Inc. Share:	$3.23
Cysive, Inc. Fully Diluted Shares Outstanding:	33,140

Cash Consideration Paid For Cysive, Inc. Fully Diluted Shares:	$107,042

Equity Purchase Price	$107,042
Balance Sheet Adjustment (3)	$124,671
Implied Entity Value	($17,629)

Notes:

(1)	Common shares outstanding as of 9/11/03 per Company management.

(2)	Calculated using the treasury method for option dilution at the offer price of $3.23 per share and the option table as provided by Cysive, Inc. management on 9/11/03.

(3)	As of 6/30/03, the Company had $124.7MM in cash and $0.0MM in debt, yielding a net balance sheet adjustment of $124.7MM. Balance sheet liability adjustments include only interest-bearing debt-related instruments.

BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Valuation
Offer Analysis

($ Thousands Except Per Share Data)

Implied Entity Value	($17,629)
Balance Sheet Adjustment (1)	$124,671
Implied Equity Value (2)	$107,042
Merger Consideration Per Fully Diluted Cysive, Inc. Share	$3.23

	Offer Multiples Analysis

			Multiple or
		Applicable	Premium
	Balance Sheet	Cysive, Inc.	Implied By
Methodology	Adjustment (1)	Figure (3)	Offer (4)

Public Company Comparables (5)
Enterprise Application Integration and Mobile Middleware Vendors
Multiple of Trailing Twelve Months Revenue	$124,671	$293	NM
Multiple of Last Quarter Annualized Revenue	$124,671	$222	NM
Multiple of Net Cash	$0	$124,671	0.86 x
Multiple of Tangible Book Value	$0	$123,445	0.87 x
Enterprise Software Vendors
Multiple of Trailing Twelve Months Revenue	$124,671	$293	NM
Multiple of Last Quarter Annualized Revenue	$124,671	$222	NM
Multiple of Net Cash	$0	$124,671	0.86 x
Multiple of Tangible Book Value	$0	$123,445	0.87 x
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	$124,671	$293	NM
Multiple of Tangible Book Value for Comparable Public and Private Companies	$0	$123,445	0.87 x
Premium to Market Value 1 Day Prior to Announcement		$3.15	2.5%
Premium to Market Value 20 Days Prior to Announcement		$3.13	3.2%
Premium to Market Value 1 Day Prior to Cysive, Inc. Press Release (6)		$2.85	13.3%

[Additional columns below]

[Continued from above table, first column(s) repeated]

Company Comparables Multiples
Analysis

	Range of Multiples or	Median Multiple
Methodology	Premiums (4)	or Premium

Public Company Comparables (5)
Enterprise Application Integration and Mobile Middleware Vendors
Multiple of Trailing Twelve Months Revenue	NM - 9.86 x	1.29 x
Multiple of Last Quarter Annualized Revenue	NM - 14.53 x	1.37 x
Multiple of Net Cash	0.72 x - 24.51 x	3.90 x
Multiple of Tangible Book Value	0.93 x - 14.01 x	7.51 x
Enterprise Software Vendors
Multiple of Trailing Twelve Months Revenue	NM - 19.70 x	0.22 x
Multiple of Last Quarter Annualized Revenue	NM - 16.90 x	0.17 x
Multiple of Net Cash	0.56 x - 7.26 x	1.28 x
Multiple of Tangible Book Value	0.72 x - 6.49 x	1.89 x
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	0.12 x - 5.09 x	1.46 x
Multiple of Tangible Book Value for Comparable Public and Private Companies	0.96 x - 2.19 x	1.78 x
Premium to Market Value 1 Day Prior to Announcement	(7.5%) - 260.0%	40.4%
Premium to Market Value 20 Days Prior to Announcement	(14.4%) - 433.2%	62.5%
Premium to Market Value 1 Day Prior to Cysive, Inc. Press Release (6)		NA

		Share Price
		Implied By
	Offer Share	Liquidation
	Price	Analysis

Liquidation Analysis
Third-Party Liquidation Analysis (7)	$3.23	$3.15

Notes:

(1)	As of 6/30/03, the Company had $124.7MM in cash and $0.0MM in debt, yielding a net balance sheet adjustment of $124.7MM. Balance sheet liability adjustments include only interest-bearing debt-related instruments.

(2)	Assumes 33.1MM diluted Cysive, Inc. shares outstanding at an offer price of $3.23.

(3)	Trailing Twelve Months Revenue excludes $1.4MM in professional services revenue generated prior to Q1 2003.

(4)	Not Meaningful (NM) when relevant figure is less than zero.

(5)	Analyses based on forward projections excluded due to lack of Cysive, Inc. management revenue projections and limited analyst coverage of public company comparables.

(6)	Subsequent to market close on 5/13/03, Cysive, Inc. issued a press release announcing that the Company had retained Broadview to explore strategic alternatives.

(7)	Prepared for the Special Committee of the Board of Directors of Cysive, Inc. by a third party and provided to Broadview by such third party. Assumes commencement of liquidation on 5/29/03. Per share value determined using diluted shares outstanding at liquidation value of $104.4MM. Diluted shares outstanding calculated using the Treasury Method and assumes, per Cysive, Inc.’s legal counsel, that all vested and unvested options accelerate upon liquidation. With permission from the Special Committee, assumes the current total liquidation value is no higher than that reflected by the Liquidation Analysis dated 5/29/03.

BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Valuation
Valuation Summary

($ Thousands Except Per Share Data)

Merger Consideration Per Fully Diluted Cysive, Inc. Share	$3.23

	Valuation Summary Analysis

				Implied Equity
	Median	Applicable		Value From
	Multiple or	Cysive, Inc.	Balance Sheet	Median
Methodology	Premium	Figure (1)	Adjustment (2)	Multiples

Public Company Comparables (6)
Enterprise Application Integration and Mobile Middleware Vendors
Multiple of Trailing Twelve Months Revenue	1.29 x	$293	$124,671	$125,049
Multiple of Last Quarter Annualized Revenue	1.37 x	$222	$124,671	$124,975
Multiple of Net Cash	3.90 x	$124,671	$0	$486,389
Multiple of Tangible Book Value	7.51 x	$123,445	$0	$927,357
Enterprise Software Vendors
Multiple of Trailing Twelve Months Revenue	0.22 x	$293	$124,671	$124,736
Multiple of Last Quarter Annualized Revenue	0.17 x	$222	$124,671	$124,708
Multiple of Net Cash	1.28 x	$124,671	$0	$159,709
Multiple of Tangible Book Value	1.89 x	$123,445	$0	$233,189
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	1.46 x	$293	$124,671	$125,101
Multiple of Tangible Book Value for Comparable Public and Private Companies	1.78 x	$123,445	$0	$219,687
Premium to Market Value 1 Day Prior to Announcement	40.4%	$3.15		$146,587
Premium to Market Value 20 Days Prior to Announcement	62.5%	$3.13		$168,547
Liquidation Analysis
Third-Party Liquidation Analysis (7)

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Implied Median Share Price
	Valuation Summary Analysis		Segmentation

			Implied
			Cysive, Inc.
	Implied Per Share Value	Implied Median Per	Cash Value	Implied Cysive, Inc.
	Range From Multiples or	Share Value From	Per Share	Entity Value Per Share
Methodology	Premiums (3) (4)	Analysis (4)	(4) (5)	(4) (5)

Public Company Comparables (6)
Enterprise Application Integration and Mobile Middleware Vendors
Multiple of Trailing Twelve Months Revenue	NM - $3.85	$ 3.77	$3.76	$0.01
Multiple of Last Quarter Annualized Revenue	NM - $3.86	$ 3.77	$3.76	$0.01
Multiple of Net Cash	$2.70 - $92.20	$14.68	NA	NA
Multiple of Tangible Book Value	$3.45 - $52.20	$27.98	NA	NA
Enterprise Software Vendors
Multiple of Trailing Twelve Months Revenue	NM - $3.94	$3.76	$3.76	$0.00
Multiple of Last Quarter Annualized Revenue	NM - $3.88	$3.76	$3.76	$0.00
Multiple of Net Cash	$2.09 - $27.29	$4.82	NA	NA
Multiple of Tangible Book Value	$2.67 - $24.18	$7.04	NA	NA
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies	$3.76 - $3.81	$3.77	$3.76	$0.01
Multiple of Tangible Book Value for Comparable Public and Private Companies	$3.58 - $8.16	$6.63	NA	NA
Premium to Market Value 1 Day Prior to Announcement	$2.91 - $11.34	$4.42	NA	NA
Premium to Market Value 20 Days Prior to Announcement	$2.68 - $16.69	$5.09	NA	NA
Liquidation Analysis
Third-Party Liquidation Analysis (7)		$3.15	NA	NA

Notes:

(1)	Trailing Twelve Months Revenue excludes $1.4MM in professional services revenue generated prior to Q1 2003.

(2)	As of 6/30/03, the Company had $124.7MM in cash and $0.0MM in debt, yielding a net balance sheet adjustment of $124.7MM. Balance sheet liability adjustments include only interest-bearing debt-related instruments.

(3)	Not Meaningful (NM) when relevant figure is less than zero.

(4)	Per share calculations assume 33.1MM diluted Cysive, Inc. shares outstanding at an offer price of $3.23.

(5)	Not Applicable (NA) when no balance sheet adjustment is applicable.

(6)	Analyses based on forward projections excluded due to lack of Cysive, Inc. management revenue projections and limited analyst coverage of public company comparables.

(7)	Prepared for the Special Committee of the Board of Directors of Cysive, Inc. by a third party and provided to Broadview by such third party. Assumes commencement of liquidation on 5/29/03. Per share value determined using diluted shares outstanding at liquidation value of $104.4MM. Diluted shares outstanding calculated using the Treasury Method and assumes, per Cysive, Inc.’s legal counsel, that all vested and unvested options accelerate upon liquidation. With permission from the Special Committee, assumes the current total liquidation value is no higher than that reflected by the Liquidation Analysis dated 5/29/03.

BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Valuation

Graphical Valuation Summary

Snowbird Holdings Offer:
$3.23
Median
25th Percentile
75th Percentile
Range
Public Company Comparables (1)
Enterprise Application Integration and Mobile Middleware Vendors
Multiple of Trailing Twelve Months Revenue
Multiple of Last Quarter Annualized Revenue
Multiple of Net Cash
$92.20
Multiple of Tangible Book Value
$52.20
Enterprise Software Vendors
Multiple of Trailing Twelve Months Revenue
Multiple of Last Quarter Annualized Revenue
Multiple of Net Cash
$27.29
Multiple of Tangible Book Value
$24.18
Transaction Comparables
Multiple of Revenue for Comparable Public and Private Companies
Multiple of Tangible Book Value for Comparable Public and Private Companies
Premium to Market Value 1 Day Prior to Announcement
Premium to Market Value 20 Days Prior to Announcement
Liquidation Analysis
Third-Party Liquidation Analysis (2)
$0.00
$2.50
$5.00
$7.50
$10.00
$12.50
$15.00
$17.50
$20.00

Notes:

Page 4

BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Trading History Since IPO

Historical Weekly Share Price And Volume Performance From October 15, 1999 To September 12, 2003 (1)

$130.00
$120.00
$110.00
$100.00
$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Share Price
20,000
16,000
12,000
8,000
4,000
0
Volume in Thousands
10/15/99
2/11/00
6/9/00
10/6/00
2/2/01
6/1/01
9/28/01
1/25/02
5/24/02
9/20/02
1/17/03
5/16/03
9/12/03

Notes:

(1) Data derived from Factset.

Page 5

BROADVIEW INTERNATIONAL LLC

Cysive, Inc. Trading History

Historical Daily Share Price And Volume Performance From September 12, 2002 To September 12, 2003 (1)

Cysive, Inc. issued press release on 5/13/03 announcing the Company was exploring strategic alternatives
Snowbird Holdings Offer: $3.23
Cysive, Inc. announced transaction with Snowbird Holdings on 5/30/03
Share Price
Volume in Thousands
$3.50
$3.25
$3.00
$2.75
$2.50
$2.25
$2.00
$1.75
$1.50
$1.25
$1.00
$0.75
$0.50
$0.25
$0.00
2,100
1,800
1,500
1,200
900
600
300
0
9/12/02
10/22/02
12/2/02
1/13/03
2/24/03
4/3/03
5/14/03
6/24/03
8/4/03
9/12/03

	Price	Volume (in 000s)
Current (as of 9/12/03)	$3.15	8.8
As of 5/13/03 Market Close (2)	2.85	42.6
20 Day Trading Average:	3.16	58.8
3-Month Average:	3.19	70.8
6-Month Average:	3.00	98.7
1-Year Average:	2.75	79.2
1-Year High:	3.34	1,826.3
1-Year Low:	2.14	0.8

Notes:

(1) Data derived from Factset.

(2) Press release issued subsequent to market close on 5/13/03.

Page 6

BROADVIEW INTERNATIONAL LLC

Index Of Public Company Comparables vs. Cysive, Inc. And The NASDAQ Composite

Weighted Daily Closing Prices From September 12, 2002 To September 12, 2003 (1)

Cysive, Inc.
NASDAQ Composite Index
Enterprise Application Integration and Mobile Middleware Composite (2)
Enterprise Software Composite (3)
Indexed Prices
220
210
200
190
180
170
160
150
140
130
120
110
100
90
80
70
60
50
40
30
20
10
0
9/12/02
10/23/02
12/3/02
1/13/03
2/21/03
4/3/03
5/14/03
6/24/03
8/4/03
9/12/03

Notes:

(1) Data derived from Factset.

(2) Includes ATTU, DLK, JCDA, NEON, PUMA, SVNX and XTND.

(3) Includes BWEB, CKCM, FALC, FIRE and VATA.

Page 7

BROADVIEW INTERNATIONAL LLC

Public Company Comparables Analysis

Selected Enterprise Application Integration And Mobile Middleware Vendors With Trailing Twelve Months Revenue Less Than $50MM And Enterprise Software Vendors With Trailing Twelve Months Revenue Less Than $20MM And Net Cash Greater Than $10MM

($ Thousands)

	Operation and Valuation Statistics

			Last Quarter
	TTM Revenue	TTM Revenue	Annualized	Equity Market	Net Cash (Cash -
Company (1)	(2)	Growth (2)	Revenue	Capitalization	Debt)

Enterprise Application Integration and Mobile Middleware Vendors
Semotus Solutions, Inc. [DLK]	$2,084	(23.1%)	$1,415	$22,236	$1,683
Pumatech, Inc. [PUMA]	24,860	8.4%	29,216	197,807	27,455
Extended Systems, Inc. [XTND]	27,534	23.6%	29,524	65,656	2,679
NEON Systems, Inc. [NEON] (7)	17,594	(11.9%)	16,560	42,029	19,365
Jacada Ltd. [JCDA]	20,365	(8.9%)	20,544	59,208	42,482
Attunity Ltd. [ATTU]	17,461	8.1%	17,332	16,854	4,320
724 Solutions Inc. [SVNX]	17,732	(30.2%)	12,040	18,139	25,284
High	27,534	23.6%	29,524	197,807	42,482
Median	$17,732	(8.9%)	$17,332	$42,029	$19,365
Low	2,084	(30.2%)	1,415	16,854	1,683
Enterprise Software Vendors
FalconStor Software, Inc. [FALC]	$14,041	41.7%	$16,364	$320,839	$44,220
BackWeb Technologies Ltd. [BWEB]	5,237	(59.5%)	5,860	30,821	18,696
Click Commerce, Inc. [CKCM]	15,520	(46.4%)	20,316	15,460	12,068
Versata, Inc. [VATA]	16,887	(20.5%)	10,928	16,032	20,894
Firepond, Inc. [FIRE]	15,864	(50.6%)	13,220	13,116	23,560
High	16,887	41.7%	20,316	320,839	44,220
Median	$15,520	(46.4%)	$13,220	$16,032	$20,894
Low	5,237	(59.5%)	5,860	13,116	12,068
CYSIVE, INC. (8)	$293	NM	$222	$104,267	$124,671

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Operation and Valuation Statistics

				TMC/LQA
	Tangible Book	Total Market	TTM TMC/R (2)	Revenue (4)		EMC/Tangible
Company (1)	Value (3)	Capitalization (4)	(4) (5)	(5) (6)	EMC/Net Cash	Book Value (3)

Enterprise Application Integration and Mobile Middleware Vendors
Semotus Solutions, Inc. [DLK]	$1,587	$20,554	9.86 x	14.53 x	13.22 x	14.01 x
Pumatech, Inc. [PUMA]	26,331	170,352	6.85	5.83	7.20	7.51
Extended Systems, Inc. [XTND]	5,570	62,977	2.29	2.13	24.51	11.79
NEON Systems, Inc. [NEON] (7)	24,541	22,664	1.29	1.37	2.17	1.71
Jacada Ltd. [JCDA]	40,017	16,726	0.82	0.81	1.39	1.48
Attunity Ltd. [ATTU]	1,226	12,534	0.72	0.72	3.90	13.75
724 Solutions Inc. [SVNX]	19,565	(7,145)	NM	NM	0.72	0.93
High	40,017	170,352	9.86	14.53	24.51	14.01
Median	$19,565	$20,554	1.29 x	1.37 x	3.90 x	7.51 x
Low	1,226	(7,145)	NM	NM	0.72	0.93
Enterprise Software Vendors
FalconStor Software, Inc. [FALC]	$49,427	$276,619	19.70 x	16.90 x	7.26 x	6.49 x
BackWeb Technologies Ltd. [BWEB]	16,316	12,125	2.32	2.07	1.65	1.89
Click Commerce, Inc. [CKCM]	7,747	3,392	0.22	0.17	1.28	2.00
Versata, Inc. [VATA]	13,767	(4,862)	NM	NM	0.77	1.16
Firepond, Inc. [FIRE]	18,266	(10,444)	NM	NM	0.56	0.72
High	49,427	276,619	19.70	16.90	7.26	6.49
Median	$16,316	$3,392	0.22 x	0.17 x	1.28 x	1.89 x
Low	7,747	(10,444)	NM	NM	0.56	0.72
CYSIVE, INC. (8)	$123,445	($20,404)	NM	NM	0.84 x	0.84 x

Notes:

(1)	Valuation information calculated using the closing price on 9/12/03. Analyses based on forward projections excluded due to lack of Cysive, Inc. management revenue projections and limited analyst coverage of public company comparables.

(2)	TTM refers to the Trailing Twelve Months.

(3)	Tangible book value refers to book value less goodwill and other intangible assets.

(4)	Total Market Capitalization (TMC) is defined as Equity Market Capitalization (EMC) plus total debt and preferred stock less cash and cash equivalents.

(5)	Not Meaningful (NM) when TMC is negative. NM figures are included in the median calculation as zero.

(6)	LQA refers to Last Quarter Annualized.

(7)	Partial period over period revenue growth used as a proxy for TTM revenue growth given lack of comparable financials for prior TTM period due to divestiture.

(8)	TTM Revenue Growth Not Meaningful (NM) due to restructuring of Cysive, Inc. business model in FY2002. Net cash figure includes only interest-bearing debt-related instruments. Trailing Twelve Months Revenue excludes $1.4MM in professional services revenue generated prior to Q1 2003.

BROADVIEW INTERNATIONAL LLC

Descriptions Of Public Company Comparables

Selected Enterprise Application Integration And Mobile Middleware Vendors With Trailing Twelve Months Revenue Less Than $50MM And Enterprise Software Vendors With Trailing Twelve Months Revenue Less Than $20MM And Net Cash Greater Than $10MM

Enterprise Application Integration and Mobile Middleware Vendors		Enterprise Software Vendors

Company	Description	Company	Description

724 Solutions Inc.	724 Solutions Inc. is a provider of secure mobile transaction solutions to financial institutions and mobile operators. The Company enables banks to offer online banking and financial services over PCs, mobile phones, PDAs and other wireless devices.	BackWeb Technologies Ltd.	BackWeb Technologies Ltd. is a provider of application-specific software for distributing information throughout an enterprise. The Company enables users to communicate, manage and deliver information throughout their extended enterprise of customers, partners and employees.

Attunity Ltd.	Attunity Ltd. is a provider of data integration solutions. The Company enables users to integrate business applications with data residing on legacy systems and databases, allowing them to automate and manage business processes within the enterprise and with partners, suppliers and customers over the Internet.	Click Commerce, Inc.	Click Commerce, Inc. is a provider of business-to-business channel management software products and integration services that connect enterprises with their distribution channel partners. The Company enables manufacturers to manage and engage in collaborative interactions and provide private marketplaces that use the Internet to communicate with participants in a network or chain of distribution.

Extended Systems, Inc.	Extended Systems, Inc. is a provider of software that allows users to access, transfer and synchronize information using PDAs, mobile phones and pagers. The Company enables enterprises to provide access to network applications via wireless devices and allows users to make wireless connections to Ethernet networks, printers and desktop PCs.	FalconStor Software, Inc.	FalconStor Software, Inc. is a provider of network storage infrastructure software solutions to enterprises. The Company provides a set of solutions that deliver an open, intelligent storage area network/network attached storage (SAN/NAS) infrastructure across heterogeneous environments.

Jacada Ltd.	Jacada Ltd. is a provider of application integration solutions to enterprises. The Company enables users to integrate legacy applications to external systems and Web-enable host-centric software.	Firepond, Inc.	Firepond, Inc. is a provider of customer relationship management solutions to enterprises. The Company provides lead management, needs analysis, product and pricing configuration, quote and proposal generation and order management.

NEON Systems, Inc.	NEON Systems, Inc. is a provider of enterprise software used to access and integrate data and applications stored on mainframe data sources. The Company provides a Web server product that enables direct access to mainframe data from Web browsers in addition to its enterprise application integration solution.	Versata, Inc.	Versata, Inc. is a provider of business logic management systems. The Company enables the creation, execution, change and re-use of business logic for enterprises to build large, distributed applications in Java 2 Enterprise Edition (J2EE) infrastructure.

Pumatech, Inc.	Pumatech, Inc. is a provider of synchronization, mobile-application development and mobile-application and device management software. The Company enables users to access, exchange and synchronize data stored on computers, handheld devices, personal organizers and data-capable phones.

Semotus Solutions, Inc.	Semotus Solutions, Inc. is a provider of enterprise application software that delivers data to mobile phones, personal digital assistants and other wireless devices. The Company provides news and stock quotes through wireless networks, application hosting and content management services.

BROADVIEW INTERNATIONAL LLC

Selected M&A Transaction Comparables

North American Enterprise Application Integration And Mobile Middleware Vendors With Trailing Twelve Months Revenue Less Than $75MM Since January 1, 2002

($ Millions)

									Equity
							Seller		Price/
							Tangible	Adjusted	Tangible
Announce				Equity	Adjusted	Seller TTM	Book Value	Price/	Book Value
Date	Buyer	Seller	Seller Description	Price	Price (1)	Revenue (2)	(3)	Revenue	(3)

5/28/02	Extended Systems, Inc.	ViaFone, Inc.	Provider of mobile middleware platforms and applications to enterprises.	$12.6	$6.6	$1.3	$5.8	5.09 x	2.19 x

1/5/02	TIBCO Software Inc.	Talarian Corporation	Provider of infrastructure software solutions that deliver data and content in real-time over any network to any device.	109.6	57.1	14.9	51.8	3.84	2.12

6/10/02	Novell, Inc.	SilverStream Software, Inc.	Provider of enterprise application integration solutions that simplify and accelerate the development of business applications.	214.4	96.3	55.1	120.5	1.75	1.78

XX/XX/02	Confidential	Confidential	Provider of enterprise application integration products.	17.3	17.3	14.6	NA	1.18	NA

5/29/02	Openwave Systems Inc.	SignalSoft Corporation	Provider of mobile middleware software products needed to implement location-based services.	58.1	5.4	18.1	60.5	0.30	0.96

12/20/02	Sybase, Inc.	AvantGo, Inc.	Provider of mobile middleware software to enterprises.	38.0	2.4	19.9	30.9	0.12	1.23

					High			5.09	2.19

					Median			1.46 x	1.78 x

					Low			0.12	0.96

Notes:

(1)	Prices paid have been adjusted for cash and debt on the seller’s balance sheet at the time of acquisition if known.

(2)	TTM refers to the Trailing Twelve Months.

(3)	Tangible book value refers to book value less goodwill and other intangible assets.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

Distribution Of Premiums - One Day Prior To Announce

$3.23 offer per share implies a 2.5% premium to Cysive's 9/12/03 closing share price of $3.15
Number Of Transactions
20
18
16
14
12
10
8
6
4
2
0
3
15
18
7
7
9
Below 0%
0%-25%
25%-50%
50%-75%
75%-100%
>100%
Premium Paid To Seller's Share Price One Trading Day Prior To Announce

Page 11

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

Distribution Of Premiums - Twenty Days Prior To Announce

$3.23 offer per share implies a 3.2% premium to Cysive's 8/15/03 closing share price of $3.13
Number Of Transactions
0
2
4
6
8
10
12
14
16
18
6
3
14
9
11
16
Below 0%
0%-25%
25%-50%
50%-75%
75%-100%
>100%
Premium Paid To Seller's Share Price Twenty Trading Days Prior To Announce

Page 12

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

1/30/01	The First American Corporation	Credit Management Solutions, Inc.	Provides software solutions for automating credit analysis.	$60.1	77.7%	433.2%

10/9/02	Borland Software Corporation	Starbase Corporation	Provider of software configuration management technology.	$33.2	243.7%	231.7%

1/21/03	SunGard Data Systems, Inc.	Caminus Corporation	Provides integrated software solutions for the energy industry, including end-to-end, integrated transaction processing and management and scheduling solutions.	$154.9	260.0%	214.7%

8/6/02	John H. Harland Company (Harland Financial Solutions, Inc.)	INTERLINQ Software Corporation	Provides client-server and Web-based solutions to mortgage lenders.	$33.1	227.2%	212.5%

11/4/02	SHPS, Inc.	eBenX, Inc.	Provides software and services focused on managing the business transactions between employers and carriers to automate the health and welfare benefit supply chain.	$106.4	146.2%	190.4%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

7/9/01	divine, inc.	eshare communications, Inc.	Provides customer interaction management solutions.	$71.1	164.6%	168.8%

11/14/01	Information Holdings Inc.	Liquent, Inc.	Provides software and services for content assembly and publishing for the life sciences industry.	$42.8	138.9%	152.2%

10/29/01	SPSS Inc.	NetGenesis Corp.	Provides eCustomer intelligence solutions.	$45.3	50.0%	140.8%

9/18/01	divine, inc.	Eprise Corporation	Provides content management solutions.	$44.4	173.0%	139.3%

6/12/01	Adir Technologies, Inc.	NetSpeak Corporation	Provides a suite of software for real-time concurrent interactive voice, video and data transmission over data networks.	$47.3	60.5%	138.3%

1/7/02	COGNICASE Inc.	Applied Terravision Systems, Inc.	Provides enterprise solutions which manage financial, operational and asset management functions for the oil and gas industry.	$40.5	52.0%	132.9%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

12/6/01	Allen Systems Group, Inc.	Landmark Systems Corporation	Provides performance management software products for both mainframes and servers.	$59.9	82.7%	132.8%

1/30/01	Orchestream Holdings plc	Crosskeys Systems Corporation	Provides performance and reporting management software products.	$35.9	41.8%	132.6%

2/26/01	AremisSoft Corporation	Fourth Shift Corporation	Provides eBusiness software and services.	$39.1	41.0%	111.4%

1/5/02	TIBCO Software, Inc.	Talarian Corporation	Provider of infrastructure software solutions that deliver data and content in real-time over any network to any device.	$109.6	68.8%	102.3%

8/26/02	Geac Computer Corporation, Ltd.	Extensity, Inc.	Provides solutions to automate employee-based financial processes.	$45.3	84.2%	101.1%

1/13/03	Synopsys, Inc.	Numerical Technologies, Inc.	Provides sub-wavelength lithography-enabling proprietary technology, software tools and services that facilitate the production of sub-wavelength integrated circuits.	$240.9	89.2%	100.0%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

10/30/01	International Business Machines Corporation	CrossWorlds Software, Inc.	Enables companies to automate business processes that integrate multiple applications, such as those for managing customer relationships and supply chains.	$129.0	31.4%	97.9%

4/23/02	Mentor Graphics Corporation	Innoveda, Inc.	Provides electronic design automation (EDA) technology, software and services for businesses in the consumer electronics, computer, telecommunications, automotive and aerospace industries.	$175.6	66.0%	96.5%

5/29/02	Openwave Systems, Inc.	SignalSoft Corporation	Provider of mobile middleware software products needed to implement location-based services.	$58.1	113.2%	93.2%

10/25/01	SG Merger Corporation	Ecometry Corporation	Provides integrated software solutions for multi-channel commerce.	$33.7	80.0%	92.9%

8/4/03	Ascential Software Corporation	Mercator Software, Inc. (2)	Provides data transformation and application integration solutions.	$115.0	22.4%	86.3%

6/10/02	Novell, Inc.	SilverStream Software, Inc.	Provider of a visual integrated services environment to simplify and accelerate the development of business applications.	$214.4	75.1%	84.0%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

(2)	Transaction pending.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

3/21/01	Citrix Systems, Inc.	Sequoia Software Corporation	Provides XML-based software for creating interactive Internet portals.	$184.6	12.8%	82.3%

8/7/01	COGNICASE Inc.	Ezenet Corp.	Provides customer-centric software for aggregating and managing customer account information, personal financial planning and transaction processing capabilities.	$34.3	85.9%	80.6%

11/8/02	Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.	Prophet 21, Inc.	Provides business technology software and services to the durable goods distribution market.	$66.2	25.4%	77.9%

9/9/03	PLATO Learning, Inc.	Lightspan, Inc. (2)	Provider of curriculum-based educational software and online products and services.	$54.9	40.2%	75.8%

3/18/02	MSC.Software Corporation	Mechanical Dynamics, Inc.	Provides software that allows engineering teams to build and test functional virtual prototypes of complex mechanical designs, realistically simulating full- motion behavior on their computers.	$119.4	57.0%	71.4%

11/19/01	Exelixis, Inc.	Genomica Corporation	Provides bioinformatic software that streamlines the process of using genomics data to discover drugs.	$110.0	32.8%	66.3%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

(2)	Transaction pending.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

7/2/01	ValueClick, Inc.	Mediaplex, Inc.	Provides relational database management solutions for marketers and advertisers.	$47.7	44.6%	62.5%

12/20/02	Sybase, Inc.	AvantGo, Inc.	Provider of mobile middleware software to enterprises.	$38.0	100.2%	56.1%

7/23/03	Hyperion Solutions Corporation	Brio Software, Inc. (2)	Provides of business intelligence software	$141.6	27.2%	54.0%

3/28/01	Sage Group plc	Interact Commerce Corporation	Provides sales, marketing and customer support software to middle market businesses.	$244.4	51.2%	52.4%

4/2/02	Kroll, Inc.	ONTRACK Data International, Inc.	Provides software and service solutions to help customers manage, recover and discover their valuable data.	$140.0	28.7%	52.1%

10/28/02	SSA Global Technologies, Inc.	Infinium Software, Inc.	Provides Web-integrated enterprise business applications.	$102.9	20.7%	51.2%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

(2)	Transaction pending.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

8/7/01	Corel Corporation	SoftQuad Software, Ltd.	Develops XML enabling technologies and commerce solutions for eBusiness.	$37.5	41.2%	50.7%

10/22/02	Microsoft Corporation	Vicinity Corporation	Provides Internet-based marketing infrastructure services.	$95.9	48.7%	50.0%

5/18/01	AOL Time Warner Inc.	InfoInterActive Inc.	Provides telecommunications applications combining telephone, Internet and wireless networking technologies.	$28.2	36.5%	42.0%

8/18/2003	SSA Global Technologies, Inc.	EXE Technologies, Inc. (2)	Provider of supply chain management software	$48.0	18.3%	42.0%

2/13/02	deLaski Family (Management Buyout)	Deltek Systems, Inc.	Provides business software, solutions and consulting to professional services firms and project-based companies.	$109.4	18.2%	41.9%

2/5/03	SunGard Data Systems, Inc.	H.T.E., Inc.	Provides financial management, land development management and public safety and justice software solutions to local government agencies.	$120.5	47.7%	41.7%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

(2)	Transaction pending.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

4/3/03	The Thomson Corporation	Elite Information Group, Inc.	Provider of integrated practice and financial management applications for legal and professional services markets.	$112.6	40.4%	40.7%

6/1/01	DoubleClick, Inc.	MessageMedia, Inc.	Provides permission-based, eMail marketing and messaging solutions.	$39.3	32.3%	38.8%

7/16/03	Sage Group plc (Best Software)	Timberline Software Corporation (2)	Develops, markets and supports financial and operations software for the construction and real estate industries.	$99.3	33.3%	38.0%

6/23/03	Geac Computer Corp Ltd.	Comshare, Incorporated	Develops, markets and supports client/server financial analytic applications software for management planning and control.	$50.8	26.4%	36.9%

6/5/03	Battery Ventures VI, L.P. (Battery Ventures Holding Company, Inc.)	Made2Manage Systems Inc.	Develops, markets, licenses and supports comprehensive enterprise software for small and mid- sized manufacturers.	$30.2	35.7%	34.1%

8/6/03	Interwoven, Inc.	iManage, Inc. (2)	Provides collaborative content management solutions for document, workflow and knowledge management.	$158.6	24.0%	30.5%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

(2)	Transaction pending.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

7/12/01	JB Acquisitions LLC	Eagle Point Software Corporation	Provides software for field data collection	$30.3	16.4%	28.0%

6/6/03	Vector Capital Corporation	Corel Corporation	Provides content creation tools, business process management and XML-enabled enterprise solutions.	$96.5	10.5%	26.5%

7/22/03	Marketwatch.com, Inc.	Pinnacor Inc. (2)	Provides information and analytical applications to financial services companies.	$103.2	12.1%	26.3%

9/4/03	chinadotcom corporation (CDC Software Holdings Inc.)	Ross Systems, Inc. (2)	Provides enterprise software for process manufacturing companies.	$65.9	12.5%	21.1%

7/9/03	Autonomy Corporation plc	Virage, Inc.	Provides video and rich media communication software for video production, Internet publishing and webcasting.	$25.2	1.9%	7.8%

6/26/03	General Electric Company (GE Medical Systems Information Technologies)	Triple G Systems Group, Inc.	Provides software that automates and integrates clinical laboratory processes.	$57.3	14.6%	6.5%

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

(2)	Transaction pending.

BROADVIEW INTERNATIONAL LLC

Public Seller Premium Analysis

North American Software Transactions With Equity Consideration Between $25MM And $250MM Since January 1, 2001 (1)

($ Millions)

						Premium Paid
				Equity	Premium Paid One	Twenty Trading
Announce				Consideration	Trading Day Before	Days Before
Date	Buyer	Seller	Seller Description	at Announce	Announcement	Announcement

1/24/02	PeopleSoft, Inc.	Momentum Business Applications, Inc.	Provides eBusiness, analytics and business process applications software solutions.	$90.0	(3.3%)	(5.7%)

1/8/01	Chordiant Software, Inc.	Prime Response, Inc.	Develops relationship marketing suite of software applications providing and easy-to-use interface empowering marketing capabilities.	$33.8	(2.2%)	(5.7%)

8/16/01	divine, inc.	Open Market, Inc.	Provides content-driven eBusiness solutions that enable enterprises to manage interactions with their site visitors, customers, employees and channel partners.	$48.7	(7.5%)	(11.5%)

11/25/02	Mapics, Inc.	FrontStep, Inc.	Provides integrated manufacturing, supply chain management, financial and eCommerce software solutions.	$28.6	5.2%	(12.4%)

3/13/02	divine, inc	Delano Technology Corporation	Provides campaign management/eMarketing software.	$33.5	7.2%	(13.3%)

12/4/01	Roxio, Inc.	MGI Software Corp.	Provides consumer digital photo and video editing software.	$31.8	0.3%	(14.4%)

			High		260.0%	433.2%

			Median		40.4%	62.5%

			Low		(7.5%)	(14.4%)

Notes:

(1)	Purchase price per share in stock transactions calculated using the buyer share price from the last complete trading day prior to announce.

BROADVIEW INTERNATIONAL LLC